UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 22, 2008

AMERICAN CONSUMERS, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-5815	58-1033765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Hannah Way, Rossville, Georgia	30741
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:  (706) 861-3347

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 22, 2008, American Consumers, Inc. (the “Company”) entered into an agreement with Postec, Inc. for the purchase and installation of new cash register hardware and software and scanning equipment for the Company’s Tunnel Hill, Georgia grocery store location (the “Agreement”).  The Agreement also provides for initial training services for store personnel and for limited warranty service on the new equipment.  The purchase price under the Agreement is $46,802 which includes payment for hardware, software and equipment as well as installation, training and limited warranty service, payable 50% down as a non-refundable deposit with the remaining balance payable upon delivery.  The Company funded the initial downpayment for this purchase out of its operating cash flows.  Upon delivery of the new equipment, which is expected to occur 4 to 6 weeks following the May 22 contract date, management will decide whether to fund the balance of this purchase from operating cash flows or by initiating financing under the commitment described below from its principal bank, Gateway Bank & Trust (“Gateway”).  Apart from the transactions described herein, the Company and its affiliates have no other material relationships with Postec, Inc. or any of its affiliates.

Item 7.01.	Regulation FD Disclosure.

The equipment purchase under the Agreement described above is part of the ongoing process, previously described in our periodic reports, of upgrading the Company’s cash registers and scanning equipment due to the pending government-mandated change to add an additional digit to UPC bar codes on inventory items, as well as to the deterioration of the current equipment.  As previously announced, we are funding initial purchases under this program, to the extent possible, through a combination of funds provided by our operating cash flows and under our revolving line of credit.  We also have signed a commitment letter with Gateway pursuant to which we expect it to provide permanent financing for a portion of these purchases.  The commitment letter calls for Gateway to provide up to $440,000 of financing in the form of a five-year term loan, with interest at the Wall Street Journal prime rate plus 0.5% per annum and interest and principle payable on a five-year amortization schedule.  The commitment letter also provides for an origination fee equal to 0.75% of the amounts advanced, and provides that the debt will be secured by a first priority lien on the new equipment in addition to being cross-collateralized with all of the Company’s other indebtedness to Gateway.  The lending arrangements contemplated by the commitment letter are subject to the negotiation of mutually acceptable definitive agreements approved by the Company’s Board of Directors and by Gateway.  We have not yet initiated any borrowing pursuant to this commitment; however, as noted above, we may elect to do so upon delivery of the equipment purchased for our Tunnel Hill store under the May 22, 2008 Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following Exhibits are filed pursuant to Item 9(d) of this Report:

Exhibit No.	Description

10.34	Cash Register Purchase Agreement for the Company’s Tunnel Hill, Georgia location, dated May 22, 2008. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2008	AMERICAN CONSUMERS, INC.

	By:	/s/ Paul R. Cook
Paul R. Cook
Chief Financial Officer